Exhibit 10.20.2

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE, dated as of October 28, 2009 (this “Amendment”), between RAR2 BOSTON INDUSTRIAL QRS — MA, INC., a Maryland corporation (“Landlord”) and AUSHON BIOSYSTEMS, INC., a Delaware corporation (“Tenant”), for certain premises located in the building at 43 Manning Road, Billerica, Massachusetts (the “Building”).

RECITALS:

A.                                    Landlord and Tenant entered into that certain Multi-Tenant Industrial Net Lease dated for reference as of September 7, 2007 (the “Lease”) for approximately 21,500 rentable square feet on the first floor of the Building (the “Premises”).

B.                                    Tenant and Landlord wish to adjust the Annual and Monthly Installments of Rent (the “Rent”) and extend the Term of the Lease, now scheduled to expire on November 30, 2012, on terms and conditions as hereinafter set forth.

C.                                    All terms, covenants and conditions contained in this Amendment shall have the same meaning as in the Lease, and, shall govern should a conflict exist with previous terms and conditions.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.                                      Term.  The term of the Lease is hereby extended for a period of three (3) years commencing December 1, 2012 and ending November 30, 2015 (“Extension Period”).

2.                                      Rent.  From and after November 1, 2009 through the remainder of the Lease Term as hereby extended, Rent shall be payable in the following amounts, all of which are net of Tenant electricity:

Period		Rentable Square	Annual Rent		Monthly Installment
from	to	Footage	Per Square Foot	Annual Rent	of Rent
11/1/2009	9/30/2010	21,500	$7.75	$166,625.00	$13,885.42
10/1/2010	9/30/2011	21,500	$8.00	$172,000.00	$14,333.33
10/1/2011	9/30/2012	21,500	$8.25	$177,375.00	$14,781.25
10/1/2012	9/30/2013	21,500	$8.50	$182,750.00	$15,229.17
10/1/2013	9/30/2014	21,500	$8.75	$188,125.00	$15,677.08
10/1/2014	11/30/2015	21,500	$9.00	$193,500.00	$16,125.00

Provided that Tenant is not then in default, the Monthly Installments of Rent will be abated for the period of November 1, 2009 through January 31, 2010.  Abatement to be implemented by Tenant’s deduction of $13,885.42 from each of the 1st three monthly rent payments due after the date this Amendment is executed.

3.                                      Additional Rent.  Tenant shall continue to pay in equal monthly installments its proportionate share of Taxes and Expenses.

4.                                      Condition of Premises.  Tenant acknowledges that Landlord shall have no obligation to perform any construction or make any additional improvements or alterations, or to afford any allowance (except as hereinafter provided) to Tenant for improvements or alterations, in connection with this Amendment.  Tenant acknowledges and agrees that all construction and improvements obligations of Landlord under the Lease through the date of this Amendment, have been performed in full and accepted.  Tenant takes the Premises during the Extension Period in its “as is” condition.  Landlord acknowledges that nothing in this Amendment shall relieve Landlord of any other of its obligations under the Lease, including but not limited to those obligations detailed in Article 7 of the Lease.  Tenant shall be entitled to an improvement allowance from Landlord towards the cost of Tenant’s recently made improvements to the Premises in the amount up to $40,000.00 (“Allowance”), due and payable by Landlord not later than thirty (30) days after Tenant has provided to Landlord all of the following:  (i) copies of all necessary governmental permits, if any; (ii) final lien waivers for all work done to the Premises; and (iii) paid invoices for work done by Tenant to the Premises.

5.                                      Brokers.  Landlord and Tenant each (i) represents and warrants to the other that it has not dealt with any broker or finder in connection with this Amendment other than Colliers Meredith & Grew, for the Tenant, and CB Richard Ellis, for the Landlord, which brokers shall be compensated by the Landlord per separate agreement, and (ii) agrees to defend, indemnify and hold the other harmless from and against any losses, damages, costs or expenses (including reasonable attorneys’ fees) incurred by such other party due to a breach of the foregoing warranty by the indemnifying party.

6.                                      Right of First Offer.  Article 41 of the Lease is hereby amended as follows:

(a)                                 The fifth sentence of Article 41 is hereby amended to read as follows:  “If Landlord leases the Expansion Premises on no less than 90% of the economic terms as offered to Tenant, Tenant shall have no further rights with respect to the Expansion Premises; provided that if Landlord intends to offer the Expansion Premises to a third party on less than 90% of the economic terms as offered to Tenant, Tenant’s rights under this Article 41 shall be revived and Landlord must first offer the Expansion Premises to Tenant on the terms of the offer made or to be made to such third party, and Tenant shall have a period of five (5) business days in which to exercise Tenant’s right to lease the Expansion Premises pursuant to the terms and conditions contained in such notice.”

(b)                                 The following shall be added to the end of Article 41.2:  “unless otherwise provided for in Landlord’s notice (described in the 4th sentence of Article 41)”.

(c)                                  Article 41.4 is deleted in its entirety and the following is substituted in its place:  “41.4 Notwithstanding any provisions to the contrary, (i) Tenant shall have no right to exercise the right of First Offer if there remains at the time of the commencement of the leasing of the Expansion Premises less than two (2) years in the Term of this Lease; provided, however, if Tenant has a remaining renewal option, Tenant shall have the right to lease the Expansion Premises if, concurrently with its exercise of that right, it also exercises such renewal option; (ii) in the event pursuant to Article 41 Tenant exercises its right of First Option to lease the Expansion Premises, the term of the lease of the Expansion Premises shall be co-terminous with the Term of the Lease of the Premises; and (iii) if Landlord provides for an allowance for Tenant improvements in the notice as referenced in Article 41 (“Notice”) and Tenant exercises its right of First Offer for a term less than the term as specified in the Notice, Tenant shall only be entitled to a proportionate amount of the allowance to correspond to the length of the term of its leasing of the Expansion Premises (by way of example, if Landlord’s Notice provides for a five-year term with $15.00 per rentable square feet of Expansion Premises as allowance for Tenant improvements and Tenant only has three years remaining in its Lease Term or extension thereof, the allowance for Tenant, should it exercise its right of First Option, would be $9.00 per rentable square feet of the Expansion Premises [i.e. $15/rsf for 5 years = $3/rsf/yr. x 3 years = $9.00/rsf].

7.                                      Incorporation.  Except as modified herein, all other terms and conditions of the Lease shall continue in full force and effect and Tenant hereby ratifies and confirms its obligations thereunder.  Tenant acknowledges that as of the date of the Amendment, Tenant (i) is not in default under the terms of the Lease; (ii) has no defense, set off or counterclaim to the enforcement by Landlord of the terms of the Lease; and (iii) is not aware of any action or inaction by Landlord that would constitute a default by Landlord under the Lease.

8.                                      Tenant’s Authority.  If Tenant signs as a corporation, Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the corporation has full right and authority to enter into this Amendment, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate actions.  If Tenant signs as a partnership, trust or other legal entity, each of the persons executing this Amendment on behalf of Tenant represents and warrants that Tenant has complied with all applicable laws, rules and governmental regulations relative to its right to do business in the state and that such entity on behalf of the Tenant was authorized to do so by any and all appropriate partnership, trust or other actions.  Tenant agrees to furnish promptly upon request a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of Tenant to enter into this Amendment.

Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC:  “List of Specially Designated Nationals and Blocked Persons.”  If the foregoing representation is untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

9.                                      Limitation of Landlord Liability.  Redress for any claim against Landlord under this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building.  The obligations of Landlord under this Amendment are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first written above.

LANDLORD:	TENANT:

RAR2 — BOSTON INDUSTRIAL QRS —MA, INC., a Maryland corporation	AUSHON BIOSYSTEMS, INC., a Delaware corporation

By: RREEF Management Company, a Delaware corporation, Authorized Agent

By:	By:

Name:	Name:

Title:	Title:

Dated:	Dated: